EXHIBIT 99.1

For Immediate Release

Western Asset Variable Rate Strategic Fund Inc.

Announces Final Results of Tender Offer

New York, NY, June 1, 2010  — Western Asset Variable Rate Strategic Fund Inc. (NYSE: GFY) (the “Fund”) announced today that, in accordance with its tender offer for up to 1,664,686 of its issued and outstanding shares of common stock, which expired on May 24, 2010, the Fund has accepted that number of shares today for payment at $15.87 per share. These shares represent approximately 20% of the Fund’s outstanding shares.

A total of 4,690,964 were properly tendered and not withdrawn by May 24, 2010, the final date for withdrawals. Because the number of shares tendered exceeds 1,664,686 shares, the tender offer has been oversubscribed.  Therefore, in accordance with the terms and conditions specified in the tender offer, the Fund will purchase shares from all tendering stockholders on a pro rata basis, disregarding fractions. Accordingly, on a pro rata basis, 35.487% of shares for each stockholder who properly tendered shares have been accepted for payment.  The Fund transmitted payment to purchase the duly tendered and accepted shares on May 28, 2010.

The Fund is a non-diversified closed-end management investment company traded on the New York Stock Exchange under the symbol “GFY.” It is advised by Legg Mason Partners Fund Advisor, LLC, a wholly owned subsidiary of Legg Mason, Inc., and is sub-advised by Western Asset Management Company, Western Asset Management Company Limited and Western Asset Management Company Pte. Ltd. in Singapore, affiliates of the adviser.

Periodically updated information on the Fund can be obtained by calling the Fund’s Investor Relations group. Information provided includes a recorded update of the Fund’s net asset value, market price and other information.  You may contact the Fund at
1-888-777-0102 for additional information, or consult the Fund’s web site at www.leggmason.com/cef.

All data and commentary provided in this press release are for informational purposes only. Legg Mason and its affiliates do not engage in selling shares of the Fund.

THIS PRESS RELEASE MAY CONTAIN STATEMENTS REGARDING PLANS AND EXPECTATIONS FOR THE FUTURE THAT CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.  ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACT ARE FORWARD-LOOKING AND CAN BE IDENTIFIED BY THE USE OF WORDS SUCH AS “MAY,” “WILL,” “EXPECT,” “ANTICIPATE,” “ESTIMATE,” “BELIEVE,” “CONTINUE” OR OTHER SIMILAR WORDS.  SUCH FORWARD-LOOKING STATEMENTS ARE

BASED ON THE FUND’S CURRENT PLANS AND EXPECTATIONS, AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS. ADDITIONAL INFORMATION CONCERNING SUCH RISKS AND UNCERTAINTIES ARE CONTAINED IN THE FUND’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

Brenda Grandell, Director, Closed-End Funds, Legg Mason & Co., LLC, 212-857-8087